Exhibit 99.1

Impinj Announces Proposed Settlement of Stockholder Derivative Action Lawsuit

SEATTLE, March 8, 2021 – Impinj, Inc. (NASDAQ: PI), a leading provider and pioneer of RAIN RFID solutions, today announced that on February 26, 2021, the United States District Court for the District of Delaware (the “Court”) issued an order (the “Preliminary Order”) providing for preliminary approval of the proposed settlement of the claims asserted nominally on behalf of the company against the individual defendants named in the previously disclosed stockholder derivative action entitled In re Impinj, Inc. Derivative Litigation (C.A. No. 18-cv-01686-RGA) pending before the Court in accordance with the Stipulation of Settlement, dated July 10, 2020 (the “Stipulation of Settlement”). The Stipulation of Settlement calls for the company to adopt certain governance changes and for our insurer to pay plaintiff’s counsel up to $900,000 in attorneys’ fees. The Preliminary Order set a final settlement approval hearing for May 11, 2021.  As required by the Preliminary Order, the Stipulation of Settlement and the Notice of Proposed Settlement of Derivative Action (the “Notice”) have been posted in the Investor Relations section of our website, and can be found at http://investor.impinj.com/resources/Derivative-Litigation.

About Impinj

Impinj (NASDAQ: PI) helps businesses and people analyze, optimize, and innovate by wirelessly connecting billions of everyday things — such as apparel, automobile parts, luggage, and shipments — to the Internet. The Impinj platform uses RAIN RFID to deliver timely data about these everyday things to business and consumer applications, enabling a boundless Internet of Things. www.impinj.com

For more information, contact:

Investor Relations

+1-206-315-4470

ir@impinj.com

Media Relations
Jill West

Vice President Strategic Communications

+1 206-834-1110

jwest@impinj.com

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